Exhibit 99.1

MTS Systems Corporation

14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 4, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

➢   13 percent sequential increase in orders to $108 million; third consecutive quarter of orders growth

➢   Backlog sequentially rose 10 percent to $184 million

➢   EPS of $0.23 sequentially improves despite 5 percent lower revenue

➢   Company maintains strong cash balance of $114 million

Eden Prairie, Minn., February 4, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2010 first quarter financial results.

“We are pleased to again see sequential improvement in orders and backlog in both of our business segments during the first quarter. Our strong first quarter order results still supports our prevailing view that the market will produce a broad range of possible order outcomes” said Laura B. Hamilton, MTS chair and chief executive officer. “As we look forward, there are several aspects of our business and the market that support our cautious sense of optimism. First, overall market conditions remained relatively unchanged during the quarter and this sense of ongoing stability is reassuring. Second, the expense-reduction and efficiency initiatives implemented over the past several quarters successfully aligned our cost structure with this environment. Third, we are encouraged that our shorter-cycle Sensors segment, which was more immediately impacted by the economic downturn at its onset, is achieving margin results similar to pre-recession levels.”

Sequential Quarter Results

Orders were $107.7 million, an increase of 13 percent compared to fourth quarter 2009, including growth in both segments. This increase included two large Test segment orders in excess of $5 million totaling $20 million, compared to one large order of $7 million in the prior quarter. Backlog rose 10 percent to $184 million.

Revenue was $89.0 million, a decrease of 5 percent compared to the previous quarter. The overall decrease primarily reflects the impact of an extra week in the prior quarter and was comprised of an 8 percent decline in the Test business, partially offset by an 8 percent increase in the Sensors business.

Gross profit was $35.2 million, up 12 percent compared to fourth quarter 2009. Gross margin rate was 39.5 percent, up 6.2 percentage points. Severance charges reduced the fourth quarter 2009 margin rate by 5.4 percentage points.

Income from operations was $6.4 million, an increase of $10.3 million compared to the prior quarter, which included severance charges of $8.1 million. Lower operating expenses in the first quarter resulted from prior year workforce reductions and reduced discretionary spending.

MTS News Release

Net earnings were $0.23 per share, an increase of $0.41 compared to the prior quarter which included severance charges of $0.33 per share.

Cash Position

Cash and cash equivalents at the end of the first quarter totaled $113.7 million, compared to $118.9 million at the end of fourth quarter fiscal 2009. Operating activities generated cash of $1.7 million. During the first quarter, the Company invested $1.8 million in capital expenditures, paid $2.5 million in dividends and purchased approximately 52,700 shares of its common stock for $1.4 million.

Sequential Quarter Segment Results

Test Segment:

Orders totaled $90.1 million, an increase of 14 percent compared to fourth quarter 2009, driven by higher volume in the Americas and Europe, partially offset by lower volume in Asia and the impact of an extra week in the prior quarter. Orders included two large custom orders totaling $20 million, compared to one large order of $7 million in the prior quarter. Backlog increased 10 percent to $172 million. The Test segment is a longer-lead cycle business, with changes in revenue lagging changes in orders. Revenue was $71.9 million, a decrease of 8 percent, partially reflecting the impact of an extra week in the prior quarter. Currency translation favorably impacted revenue by 1 percent.

Gross profit was $25.8 million, a gain of $3.3 million or 15 percent, compared to last quarter. First quarter gross margin rate was 35.9 percent, an increase of 7.0 percentage points compared to the prior quarter. It included a 6.4 percentage point favorable impact from severance charges and 3.0 percentage points due to lower warranty expense which was partially offset by 2.4 percentage points from lower volume.

Income from operations was $3.2 million, compared to a loss of $4.9 million in the prior quarter, which included $7.2 million of severance charges. Excluding these severance charges, operating expenses declined $2.7 million in the quarter from prior year workforce reductions and reduced discretionary spending.

Sensors Segment:

Orders totaled $17.6 million, a 6 percent increase compared to fourth quarter 2009, due to higher volume in Europe and Asia and a 2 percent favorable impact of currency translation, partially offset by lower volume in the Americas and the impact of an extra week in the prior quarter. Backlog rose 4 percent to $12 million. Revenue was $17.1 million, an increase of 8 percent, driven by higher order volume and a 2 percent favorable impact of currency translation, partially offset by the impact of an extra week in the prior quarter. Gross profit was $9.4 million, up $0.6 million or 7 percent. First quarter gross margin rate was 54.8 percent, essentially flat.

Income from operations was $3.2 million, an increase of $2.2 million compared to fourth quarter fiscal 2009, due to higher gross profit and $0.6 million lower operating expenses. Severance costs last quarter were $0.9 million.

Year-over-Year First Quarter Results

Orders for the first quarter rose 13 percent compared to first quarter 2009, driven by the previously mentioned two large custom orders and a 4 percent favorable impact of currency translation, partially offset by lower volume in the Sensors segment across all geographies. Revenue was $89.0 million, a decrease of 24 percent, primarily due to a 29 percent lower opening backlog, partially offset by a 3 percent favorable impact of currency translation. In the year-earlier quarter, MTS had not significantly experienced the effects of the global economic downturn.

MTS News Release

Gross profit was $35.2 million, down 20 percent. The gross margin rate was 39.5 percent, an increase of 1.6 percentage points, primarily due to favorable product mix in the Test segment, partially offset by lower volume in both segments. Income from operations was $6.4 million, a decrease of 46 percent, primarily driven by $9.0 million lower gross profit, partially offset by a $3.5 million reduction in operating expenses. EPS for the quarter decreased 60 percent to $0.23 per share, driven by lower income from operations, unfavorable currency related losses, and a higher tax rate. The tax rate for the quarter rose to 32.7% from 24.1% due to the benefit received from the enactment of favorable U.S. tax legislation in the first quarter last year.

Hamilton concluded, “We are confident that the steps we have taken to improve our operational and financial strength over the past several quarters provide a solid basis from which to pursue our platform of strategic growth initiatives including expansion in the industrial market, continued investment in mobile hydraulics, leveraging our geographic presence and leadership particularly in China, leveraging our base in lifecycle management and capitalizing on specific end-market opportunities such as wind and rail.”

First Quarter Conference Call

A conference call will be held on February 5, 2010, at 10 a.m. EDT (9 a.m. CST).  Call +1-719-325-4757 (Toll Free: +1-877-681-3374); and reference the conference pass code “3204599.” Telephone re-play will be available until 12 p.m. CST, February 12, 2010. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference replay pass code “3204599.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on February 10, 2010.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	January 2, 2010	December 27, 2008

Revenue	$88,960	$116,609
Cost of sales	53,778	72,388
Gross profit	35,182	44,221
Gross margin	39.5%	37.9%

Operating expenses:
Selling, general and administrative	25,384	29,023
Research and development	3,370	3,259
Total operating expenses	28,754	32,282

Income from operations	6,428	11,939
Operating margin	7.2%	10.2%

Interest (expense) income, net	(408)	9
Other (expense) income, net	(319)	894

Income before income taxes	5,701	12,842
Provision for income taxes	1,864	3,091
Net income	$3,837	$9,751

Earnings per share:
Basic-
Earnings per share	$0.23	$0.58
Weighted average number of common shares outstanding - basic	16,579	16,936

Diluted-
Earnings per share	$0.23	$0.57
Weighted average number of common shares outstanding - diluted	16,617	16,989

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	January 2, 2010	October 3, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$113,681	$118,885
Accounts receivable, net	89,591	72,553
Unbilled accounts receivable	18,244	27,246
Inventories	48,432	47,969
Other current assets	19,670	18,905
Total current assets	289,618	285,558

Property and equipment, net	55,177	56,118

Goodwill	15,174	15,206
Intangibles, net	23,551	23,826
Other assets	5,768	6,206
Total Assets	$389,288	$386,914

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$40,138	$40,182
Accounts payable	17,994	18,630
Advance payments from customers	50,835	46,739
Other accrued liabilities	62,318	62,441
Total current liabilities	171,285	167,992

Other long-term liabilities	14,929	14,957
Total Liabilities	186,214	182,949

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,524 and 16,564 shares issued and outstanding	4,131	4,141
Retained earnings	175,079	174,301
Accumulated other comprehensive income	23,864	25,523
Total shareholders’ investment	203,074	203,965
Total Liabilities and Shareholders’ Investment	$389,288	$386,914

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Sequential Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
Test Segment	January 2, 2010	October3, 2009	% Variance

Orders	$90,100	$78,993	14%

Revenue	$71,873	$77,954	-8%
Cost of sales	46,060	55,413	-17%
Gross profit	25,813	22,541	15%
Gross margin	35.9%	28.9%	7.0%

Operating expenses	22,576	27,456	-18%

Income (loss) from operations	$3,237	$(4,915)	166%

Sensors Segment

Orders	$17,588	$16,548	6%

Revenue	$17,087	$15,887	8%
Cost of sales	7,718	7,150	8%
Gross profit	9,369	8,737	7%
Gross margin	54.8%	55.0%	-0.2%

Operating expenses	6,178	7,722	-20%

Income from operations	$3,191	$1,015	214%

Total Company

Orders	$107,688	$95,541	13%

Revenue	$88,960	$93,841	-5%
Cost of sales	53,778	62,563	-14%
Gross profit	35,182	31,278	12%
Gross margin	39.5%	33.3%	6.2%

Operating expenses	28,754	35,178	-18%

Income (loss) from operations(1)	$6,428	$(3,900)	265%

(1)

Loss from operations for the three months ended October 3, 2009 includes severance charges of $8,106 thousand, of which $4,993 thousand and $3,113 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

Exhibit B

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
Test Segment	January 2, 2010	December 27, 2009	% Variance

Orders	$90,100	$77,034	17%

Revenue	$71,873	$97,208	-26%
Cost of Sales	46,060	63,927	-28%
Gross profit	25,813	33,281	-22%
Gross margin	35.9%	34.2%	1.7%

Operating expenses	22,576	24,241	-7%

Income from operations	$3,237	$9,040	-64%

Sensors Segment

Orders	$17,588	$18,310	-4%

Revenue	$17,087	$19,401	-12%
Cost of Sales	7,718	8,461	-9%
Gross profit	9,369	10,940	-14%
Gross margin	54.8%	56.4%	-1.6%

Operating expenses	6,178	8,041	-23%

Income from operations	$3,191	$2,899	10%

Total Company

Orders	$107,688	$95,344	13%

Revenue	$88,960	$116,609	-24%
Cost of Sales	53,778	72,388	-26%
Gross profit	35,182	44,221	-20%
Gross margin	39.5%	37.9%	1.6%

Operating expenses	28,754	32,282	-11%

Income from operations	$6,428	$11,939	-46%